EXHIBIT 99.1

For Immediate Release
2364 Leicester Rd. PO Box 175 Leicester NY, 14481 USA 585-382-3223 cpac.com	COMPANY CONTACTS: Thomas J. Weldgen, VP Finance and CFO Wendy F. Clay, VP, Admin 585-382-3223

CPAC, Inc. and Buckingham Capital Partners II, L.P.

Complete Merger

LEICESTER, NY... April 16, 2007 -- CPAC, Inc. (Nasdaq: CPAK) and Buckingham Capital Partners II, L.P. today announced the completion of their merger following approvals by CPAC shareholders. The transaction was finalized on Friday, April 13, 2007.

In accordance with the terms of the merger agreement, each share of CPAC, Inc. common stock has been converted into the right for shareholders to receive $8.65 in cash. Shares of CPAC were delisted from the NASDAQ Global Market and have ceased trading as of April 13, 2007.

CPAC shareholders will soon receive a packet of information directly from Continental Stock Transfer and Trust Company, CPAC's stock transfer agent, containing complete instructions for the process of surrendering CPAC shares in return for a cash payment. The process will be handled directly by Continental Stock Transfer and Trust Company. Shareholders are instructed not to send any stock certificates to CPAC, Inc.

Buckingham Capital Partners II, L.P. is a NYC-based private investment firm specializing in leveraged buyouts of U.S.-based, lower middle market companies. Shail Sheth, Managing Partner of Buckingham Capital, said, "CPAC, Inc. is a very attractive addition to our portfolio. We look forward to supporting the significant growth opportunities we see in both the Fuller Brands and Imaging segments."

About CPAC, Inc. Established in 1969, CPAC, Inc. (cpac.com) manages holdings in two industries. The Fuller Brands segment manufactures commercial, industrial, and household cleaning products, as well as custom brushes and personal care lines. The CPAC Imaging segment develops and markets innovative Imaging chemicals, equipment, and supplies at seven operations worldwide. Products are sold under more than 350 registered trademarks.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect CPAC's business and prospects, including economic, competitive, governmental, technological, and other factors discussed in CPAC's filings with the Securities and Exchange Commission.

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